Exhibit 5.2

Tel +1.713.758.2222 Fax +1.713.758.2346

April 26, 2012

Southwest Airlines Co.

2702 Love Field Drive

Dallas, Texas 75235

Ladies and Gentlemen:

We have acted as counsel for Southwest Airlines Co., a Texas corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company from time to time, pursuant to Rule 415 under the Securities Act, of pass through certificates (the “Pass Through Certificates”) expected to be issued by one or more trusts (each, a “Trust”) formed by the Company for such purpose. The Company has advised us that the Pass Through Certificates will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and to be set forth in supplements to the prospectus contained in the Company’s Registration Statement on Form S-3 (the “Registration Statement”) to which this opinion is an exhibit.

The Pass Through Certificates will be issued in one or more series under the Pass Through Trust Agreement dated as of July 1, 2005, between the Company and Wilmington Trust Company (“WTC”), the trustee thereunder (the “Basic Pass Through Trust Agreement”), the form of which has been incorporated as an exhibit to the Registration Statement, as supplemented by a separate trust supplement (each, a “Trust Supplement”) relating to each such series.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to the date hereof; (2) resolutions adopted by the Board of Directors of the Company (the Board of Directors, or to the extent permitted by Section 21.416 of the Texas Business Organizations Code, a duly constituted and acting committee thereof, being referred to herein as the “Board”); (3) the Registration Statement; (4) the Basic Pass Through Trust Agreement, in the form incorporated as an exhibit to the Registration Statement; and (5) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deemed such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Southwest Airlines Co. April 26, 2012 Page 2

In rendering the opinions set forth below, we have assumed that (1) all information contained in all documents reviewed by us is true and correct; (2) all signatures on all documents examined by us are genuine; (3) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (4) each natural person signing any document reviewed by us had the legal capacity to do so; (5) each person signing in a representative capacity (other than on behalf of the Company) any document reviewed by us had authority to sign in such capacity; (6) the Registration Statement, and any post-effective amendments thereto, will be effective and comply with all applicable laws; (7) one or more prospectus supplements will have been prepared and filed with the Securities and Exchange Commission describing the Pass Through Certificates offered thereby; (8) all Pass Through Certificates will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and an applicable prospectus supplement; (9) the Basic Pass Through Trust Agreement has been duly authorized, executed and delivered by the Trustee, and any Trust Supplement will be duly authorized, executed and delivered by the parties thereto in substantially the form reviewed by us or with changes that do not affect the opinions given hereunder; and (10) a definitive purchase, underwriting or similar agreement with respect to any Pass Through Certificates offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto.

Based upon the foregoing, we are of the opinion that, with respect to each series of Pass Through Certificates, when (1) the applicable provisions of the Securities Act and such “blue sky” or state securities laws as may be applicable shall have been complied with, (2) the Trust Supplement relating to such series has been duly authorized and validly executed and delivered by the Company and WTC, as trustee under the Basic Pass Through Trust Agreement, (3) the Board has taken all necessary corporate action to approve the terms of the offering of such series of Pass Through Certificates and related matters and (4) the Pass Through Certificates of such series have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Basic Pass Through Trust Agreement, as supplemented by the related Trust Supplement, and the applicable definitive purchase, underwriting or similar agreement approved by the Board and upon payment of the consideration therefor provided for therein, such series of Pass Through Certificates will be legally issued and will constitute valid and binding obligations of WTC, as trustee of the applicable Trust.

Southwest Airlines Co. April 26, 2012 Page 3

The foregoing opinions are qualified to the extent that the enforceability of the Basic Pass Through Trust Agreement, any Trust Supplement or Pass Through Certificate may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles (regardless of whether enforcement is sought in a proceeding in equity or law). Further, we express no opinions concerning the enforceability of indemnification provisions in any Trust Supplement to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

The foregoing opinions are limited in all respects to the laws of the State of Texas, the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. We have assumed that each Trust Supplement will be governed by the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.